Exhibit 99.1

CONTACT:
Terry Balluck - Media Relations 972 797 8751 terry.balluck@eds.com	Lori Happe - Investor Relations 972 605 8933 lori.happe@eds.com

FOR RELEASE: TUESDAY, NOVEMBER 1, 2005

EDS Reports Third Quarter 2005 Results

  Pro forma EPS of 19 cents exceeds guidance; as-reported EPS of 2 cents

  Contract signings of $5.3 billion, up 83 percent from year earlier

  Free cash flow of $440 million

  Memorandum of Understanding to settle securities class action suits

  Proposed management buyout of A.T. Kearney

PLANO, Texas - EDS today reported third quarter net income of $8 million, or 2 cents on a per share basis, versus a net loss of $153 million, or 30 cents per share, in last year's third quarter.

EDS' pro forma third quarter net income was $101 million, or 19 cents per share, compared to third quarter 2004 pro forma net income of $57 million, or 11 cents per share. Both as-reported and pro forma third quarter 2005 earnings per share include the impact of 4 cents per share related to third-party bankruptcies.

Third quarter 2005 pro forma net income excludes after-tax losses of $105 million (20 cents per share) for discontinued operations on the planned sale of A.T. Kearney; $31 million (6 cents per share) for expensing stock options and the issuance of performance-based restricted stock units; and $15 million (3 cents per share) for reserves related to shareholder litigation. It also excludes pre-tax divestiture-related gains of $85 million (10 cents per share) and a $9 million (1 cent per share) reversal of previously recognized restructuring expenses.

Third quarter 2004 pro forma net income excluded a 46 cents per share NMCI asset impairment charge and an aggregate 5 cents per share positive impact related to restructuring charges, discontinued operations, divestiture gains, and contract termination costs true-up.

"Our results demonstrate continued progress as we execute efficiently, deliver for our clients, win new business and secure renewals," said EDS Chairman and CEO Mike Jordan. "The investments in our technology platform, our differentiated point of view on the future of IT services and our strong balance sheet are contributing to a healthy business poised for growth."

EDS signed $5.3 billion in contracts in the third quarter versus $2.9 billion (excludes A.T. Kearney) a year ago, and remains on pace for approximately $20 billion in full-year total contract value (TCV). Highlights included a $1.4 billion contract with the U.K. Department of Work and Pensions, new logo wins with Affinia and Allegheny Energy, and a new agreement with Guthy-Renker, one of EDS' largest business process outsourcing (BPO) agreements to date.

EDS posted third quarter total revenue of $4.87 billion, up 3 percent from $4.75 billion (excludes A.T. Kearney) in the year-ago quarter, in line with guidance.  Organic revenue, which excludes the impact of currency fluctuations, acquisitions and divestitures, was flat year-over-year.

Third quarter non-GM revenue was $4.44 billion (up 1 percent on an organic basis) versus the same period a year ago. GM revenue decreased 7 percent versus the year-ago quarter to $433 million (down 8 percent on an organic basis).

In the third quarter, EDS posted free cash flow of $440 million, an improvement of $126 million versus the year-ago quarter. (See Note 2 to Summary of Consolidated Cash Flows for a discussion of free cash flow.)

EDS ended the third quarter with $2.7 billion in unrestricted cash and marketable securities, and approximately $3.6 billion in total liquidity.

EDS' as-reported operating margin for the quarter was 3.8 percent. Pro forma operating margin, excluding the items referred to above, was 3.4 percent.

"Our results for earnings, free cash flow and signings indicate EDS remains on track to meet its full-year financial guidance," said Bob Swan, chief financial officer. "Additionally, NMCI continues to demonstrate improved operational and financial performance, and we expect it to be a solid contributor to the company's financial performance in 2006."

EDS announced it has reached an agreement in principle to sell A.T. Kearney to a group of the firm's officers.  As a result, EDS recognized a non-cash write-off of intangible assets in the third quarter of 19 cents per share, which is reflected in the 20 cent per share loss from discontinued operations. Following the close of the transaction, targeted for the fourth quarter, the companies will continue to work together in the marketplace.

EDS also announced it recently entered into a memorandum of understanding regarding a settlement of consolidated securities class actions filed in late 2002, subject to certain conditions. The shareholder litigation reserve of 3 cents per share reflects the impact associated with this settlement.

Third Quarter Results by Segment

  Americas: Third quarter revenue in the Americas was $2.29 billion, flat compared with the same period last year. Operating profit was $375 million, up 10 percent due to improved operating performance in the Financial Services and Transportation industry groups.

  EMEA: Third quarter revenue was $1.48 billion, up 6 percent from the same period last year, driven primarily by the company's U.K. Ministry of Defence contract entered into earlier this year. Operating profit increased 13 percent to $205 million due to productivity improvements and the achievement of key contract milestones in the U.K.

  Asia-Pacific: Revenue for the quarter increased 1 percent to $347 million versus a year ago. The region posted an operating profit of $33 million for the quarter, down 29 percent, due to investments and unfavorable change in portfolio mix.

  U.S. Government (excl. NMCI): Revenue, excluding NMCI, decreased 9 percent to $497 million for the third quarter versus a year ago due to the completion of a Federal contract in the current year. The unit posted an operating profit of $86 million for the quarter, down 22 percent versus a year ago due to higher SG&A and the aforementioned Federal contract.

  NMCI: Revenue increased to $208 million for the quarter versus the year-ago quarter as a result of nearly 200,000 seats at 100 percent billing, and more seats under management.  The contract posted an operating loss of $11 million, a $95 million improvement over the prior year, excluding the third quarter 2004 asset impairment charge.

All segment comparisons exclude effect of currency exchange rate fluctuations and the impact of expensing stock options, the issuance of performance-based restricted stock units, discontinued operations and restructuring charges.

Full-Year 2005 and 2006 Earnings Guidance

EDS adjusted its full-year 2005 guidance for revenue and EPS to reflect the proposed divestiture of A.T. Kearney.

•         Adjusted full-year revenue of $19.9 billion to $20.1 billion;

•         Full-year free cash flow of approximately $600 million;

•         Full-year TCV of approximately $20 billion; and

•         Adjusted pro forma EPS of 55 to 60 cents.(1)

The company also confirmed its guidance for 2006 full-year free cash flow of $800 million to $1 billion, and 2006 pro forma EPS (excluding the impact of the items referred to with respect to 2005 pro forma guidance above) of $1.00 or more.

Conference Call

EDS' securities analysts conference call will be broadcast live on the Internet today at 4 p.m. Central time (5 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  You will need Windows MediaPlayer or Real Player to listen to the call. If you are unable to listen during the live Webcast, the call will be archived for 30 days at www.eds.com/call.

(1) 2005 pro forma EPS guidance excludes the impact of approximately 19 cents per share for stock option expensing and 4 cents per share for the issuance of performance-based restricted stock units; year-to-date net discontinued operations losses of 23 cents per share; year-to-date gains from divestitures of 10 cents per share; shareholder litigation reserve of 3 cents per share; reversal of a portion of previously recognized restructuring expenses of 3 cents per share; and potential gains or losses from planned divestitures in the fourth quarter.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 40 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  With $20.7 billion in 2004 revenue, EDS is ranked 95th on the Fortune 500. Learn more at eds.com.

The statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, are forward-looking statements within the meaning of the Federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource IT and business processes; the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities; the impact of rating agency actions on our ability to access capital and our cost of capital as well as the impact of such actions on our agreements that contain debt rating triggers; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our strategic reorganization and cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of our assets; the impact of a bankruptcy or the financial difficulty of a significant client on the financial and other terms of our agreements with that client; the expiration or termination of a significant client contract, including our contract with GM; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency, exchange rates and interest rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

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ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues(1)	$4,874	$4,754	$14,611	$14,775

Costs and expenses
Cost of revenues(2)(3)	4,280	4,578	13,011	13,843
Selling, general and administrative(2)(3)	488	386	1,356	1,170
Restructuring and other(4)	(81)	(4)	(54)	21
Total costs and expenses	4,687	4,960	14,313	15,034

Operating income (loss)	187	(206)	298	(259)

Interest expense	(61)	(64)	(184)	(257)
Interest income and other, net	20	23	110	37
Other income (expense)	(41)	(41)	(74)	(220)

Income (loss) from continuing operations before income taxes	146	(247)	224	(479)

Provision (benefit) for income taxes	32	(78)	64	(141)
Income (loss) from continuing operations	114	(169)	160	(338)
Income (loss) from discontinued operations, net of income taxes(5)	(106)	16	(122)	443
Net income (loss)	$8	$(153)	$38	$105

Basic earnings per share of common stock(6)
Income (loss) from continuing operations	$0.22	$(0.33)	$0.30	$(0.68)
Income (loss) from discontinued operations	(0.20)	0.03	(0.23)	0.89
Net income (loss)	$0.02	$(0.30)	$0.07	$0.21
Diluted earnings per share of common stock(6)
Income (loss) from continuing operations	$0.22	$(0.33)	$0.30	$(0.68)
Income (loss) from discontinued operations	(0.20)	0.03	(0.23)	0.89
Net income (loss)	$0.02	$(0.30)	$0.07	$0.21
Weighted average number of shares outstanding
Basic	520	511	518	497
Diluted	526	511	524	497

Cash dividends per share	$0.05	$0.05	$0.15	$0.35

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.     Revenues from base (non-GM) clients were $4,441 million and $4,288 million for the three months ended September 30, 2005 and 2004, respectively. Revenues from GM and its affiliates were $433 million and $466 million for the three months ended September 30, 2005 and 2004, respectively. Revenues from base (non-GM) clients were $13,269 million and $13,333 million for the nine months ended September 30, 2005 and 2004, respectively. Revenues from GM and its affiliates were $1,342 million and $1,442 million for the nine months ended September 30, 2005 and 2004, respectively.

2.     The Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as of January 1, 2005. This statement requires the recognition of compensation expense when an entity obtains employee services in share-based payment transactions. This change in accounting resulted in the recognition of pre-tax compensation expense of $43 million ($32 million after tax) for the three months ended September 30, 2005, and $133 million ($93 million after tax) for the nine months ended September 30, 2005. In addition, effective with the March 2005 long-term incentive award grant, the Company significantly limited the use of annual stock option grants and instead provided annual grants of performance-vesting restricted stock units. Compensation expense related to performance-based restricted stock units was $11 million for the three months ended September 30, 2005.

3.     Cost of revenues for the nine months ended September 30, 2005, includes a $77 million charge recognized in the second quarter associated with the settlement of pension obligations for employees transitioned to a third party in connection with the termination of the Company's services contract with U.K. Inland Revenue as of June 30, 2004, and a $37 million charge recognized in the second quarter for the impairment of deferred costs associated with a large IT commercial contract. Cost of revenues for the three and nine months ended September 30, 2004, includes a $375 million pre-tax charge related to the write-down of certain long-lived assets associated with the Navy Marine Corps Intranet ("NMCI") contract. Cost of revenues for the three and nine months ended September 30, 2004, also reflects a $135 million pre-tax charge recognized in the second quarter related to the termination of a significant commercial contract, and a $17 million credit recognized in the third quarter to reverse a portion of the second quarter charge due to successful negotiations with certain vendors and a reduction in estimated severance costs for that contract. Selling, general and administrative expense for the three and nine months ended September 30, 2005, includes a $24 million charge related to reserves established for shareholder litigation.

4.     Restructuring and other includes net employee separation and exit costs of $4 million and $31 million, respectively, for the three and nine months ended September 30, 2005, and $31 million and $125 million, respectively, for the three and nine months ended September 30, 2004. Restructuring and other for the three and nine months ended September 30, 2005, includes reversals of previously recognized restructuring expenses of $9 million and $22 million, respectively. Restructuring and other for the three and nine months ended September 30, 2005, includes a pretax gain of $85 million related to the sale of the European wireless clearing business. Restructuring and other for the three and nine months ended September 30, 2004, includes a pretax gain of $35 million related to the sale of the U.S. wireless clearing business. Restructuring and other for the nine months ended September 30, 2004, also includes a pretax gain of $65 million related to the sale of the Automotive Retail Group.

5.     Income (loss) from discontinued operations is comprised primarily of the net results of A.T. Kearney which is classified as "held for sale" at September 30, 2005, and UGS PLM Solutions which was sold during the second quarter of 2004. Income (loss) from discontinued operations for the three months ended September 30, 2005, includes $7 million of after tax loss from discontinued operations, an pre-tax impairment charge of $118 million to write-down the carrying value of the A.T. Kearney long-lived assets, including tradename intangible, to net realizable value and recognition of $19 million previously unrecognized tax assets. Income (loss) from discontinued operations for the nine months ended September 30, 2004, includes an after-tax gain on the sale of UGS PLM Solutions of $424 million.

6.     Basic and diluted earnings per share of common stock were $0.19 for the three months ended September 30, 2005, after excluding compensation expense attributable to the accounting change for share-based payments and performance-based restricted stock units (see Note 2), charges related to shareholder litigation (see Note 3), reversals of previously recognized restructuring expenses and divestiture gain (see Note 4) and discontinued operations (see Note 5). Basic and diluted loss per share of common stock were $0.11 for the three months ended September 30, 2004, after excluding the charge related to the write-down of certain long-lived assets associated with the NMCI contract and the reversal of a portion of prior period charges associated with the termination of a significant commercial contract (see Note 3), restructuring and other (see Note 4) and discontinued operations (see Note 5).

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents(1)	$1,751	$2,102
Marketable securities	1,318	1,490
Accounts receivable, net(1)	3,255	3,161
Prepaids and other	796	874
Deferred income taxes	834	602
Assets held for sale(3)	329	442
Total current assets	8,283	8,671

Property and equipment, net(1)	1,956	2,181
Deferred contract costs, net	616	708
Investments and other assets	679	912
Goodwill(1)	3,833	3,635
Other intangible assets, net(1)	728	771
Deferred income taxes	849	866
Total assets	$16,944	$17,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$593	$472
Accrued liabilities	2,269	2,773
Deferred revenue	1,366	1,061
Income taxes	47	58
Current portion of long-term debt	314	658
Liabilities held for sale(3)	254	267
Total current liabilities	4,843	5,289

Pension benefit liability	1,144	1,132
Long-term debt, less current portion	2,950	3,168
Minority interests and other long-term liabilities(1)(2)	583	715
Shareholders' equity	7,424	7,440
Total liabilities and shareholders' equity	$16,944	$17,744

(1)   In March 2005, the Company acquired the pension, health and welfare administration services business of Towers Perrin. The acquired business was combined with the Company's payroll and related human resources ("HR") outsourcing business to create a new company, known as ExcellerateHRO LLP. Towers Perrin holds a 15% minority interest in the new company. The Company paid $417 million in cash at closing of the transaction which principally represented the purchase price for the business net of Towers Perrin's interest in the new company and its share of the cash capital contribution to the new company. The purchase price for the business has been allocated to accounts receivable, property and equipment, goodwill and other intangibles.

(2)   In May 2005, the Company acquired the 35% minority interest in its Australian subsidiary for $135 million.

(3)   During the third quarter of 2005, the Company approved a plan to proceed with a transaction to sell 100% of its ownership interest in its A.T. Kearney subsidiary. The subsidiary is classified as "held for sale" at September 30, 2005, and its results for the three and nine months ended September 30, 2005 and 2004, are included in income (loss) from discontinued operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Nine Months Ended
	September 30,
	2005	2004

Net cash provided by operating activities(1)(2)(3)	$919	$963

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	1,077	649
Proceeds from investments and other assets(2)(3)	247	23
Proceeds related to divested assets and non-marketable equity investments	149	2,121
Proceeds from real estate sales	154	-
Payments for purchases of property and equipment(2)	(515)	(498)
Payments for investments and other assets(2)(3)	(18)	(25)
Acquisitions, net of cash acquired, and non-marketable equity investments	(552)	(50)
Payments for purchases of software and other intangibles(2)	(215)	(262)
Payments for purchases of marketable securities	(918)	(2,012)
Other(2)	16	15
Net cash used in investing activities	(575)	(39)

Cash Flows from Financing Activities
Proceeds from long-term debt	4	6
Payments on long-term debt	(560)	(14)
Payments on capital leases(2)	(112)	(127)
Proceeds from issuance of common stock	-	198
Employee stock transactions	66	43
Dividends paid	(79)	(174)
Other	3	(15)
Net cash used in financing activities	(678)	(83)
Effect of exchange rate changes on cash and cash equivalents	(17)	24
Net increase (decrease) in cash and cash equivalents	(351)	865
Cash and cash equivalents at beginning of period	2,102	2,197
Cash and cash equivalents at end of period	$1,751	$3,062

(1)  Depreciation and amortization and deferred cost charges were $1,108 million and $1,496 million for the nine months ended September 30, 2005 and 2004, respectively.

(2)   EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. During the second quarter of 2004, the Company sold its UGS PLM Solutions subsidiary. Due to the significance of this transaction, the calculation of free cash flow for such quarter was adjusted to exclude $14 million in transaction fees paid during the quarter related to the UGS PLM Solutions disposition, and to include $85 million in cash generated through utilization of operating tax credits, predominantly related to 2004, to offset income tax associated with the UGS PLM Solutions disposition (such tax credits would otherwise have been available to offset future taxable income generated by operations). Free cash flow is a non-GAAP measure and should be viewed together with the Summary of Consolidated Cash Flows. Refer to the following page for a reconciliation of free cash flow to the net increase (decrease) in cash and cash equivalents for the nine months ended September 30, 2005 and 2004.

(3)   The Company purchases assets to be sold in sale-leaseback transactions under certain contracts with customers and occasionally sells lease receivables associated with these transactions to third parties. Payments for assets to be leased to customers and sales of associated lease receivables related to these transactions were reported as payments for and proceeds from investments and other assets in the investing section of the statement of cash flows in previous periods. During 2005, the Company began to report cash flows related to these transactions as changes in prepaid and other assets in the operating section of the statement of cash flows in accordance with guidance recently issued by the SEC. The Summary of Consolidated Cash Flows for the nine months ended September 30, 2004, has been adjusted to conform to the 2005 presentation.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Nine Months Ended
	September 30,
	2005	2004

Net cash provided by operating activities	$919	$963

Capital expenditures:
Proceeds from investments and other assets	247	23
Net proceeds from real estate sales	154	-
Payments for purchases of property and equipment	(515)	(498)
Payments for investments and other asset	(18)	(25)
Payments for purchases of software and other intangibles	(215)	(262)
Other investing activities	16	15
Payments on capital leases	(112)	(127)
	(443)	(874)
Adjustments related to the sale of UGS PLM Solutions:
Utilization of tax credits	-	85
Transaction fees	-	14
Free cash flow	476	188

Other Investing and Financing Activities:
Proceeds from sales of marketable securities	1,077	649
Proceeds related to divested assets and non-marketable equity securities	149	2,121
Acquisitions, net of cash acquired, and non-marketable equity securities	(552)	(50)
Payments for purchases of marketable equity securities	(918)	(2,012)
Proceeds from long-term debt	4	6
Payments on long-term debt	(560)	(14)
Proceeds from issuance of common stock	-	198
Employee stock transactions	66	43
Dividends paid	(79)	(174)
Other financing activities	3	(15)
Effect of exchange rate changes on cash and cash equivalents	(17)	24
Adjustments related to the sale of UGS PLM Solutions:
Utilization of tax credits	-	(85)
Transaction fees	-	(14)
Net increase (decrease) in cash and cash equivalents	$(351)	$865